Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS

This is an Agreement (“Agreement”) between you, Michael Ford , for yourself and any spouse, beneficiaries, heirs and/or agents you may have (collectively, “you”) and ORBCOMM Inc. and any holding companies, divisions, subsidiaries and related entities, if any and its and their directors, officers, employees, agents, predecessors and successors (“ORBCOMM” or collectively, “the Company”). You and the Company shall be collectively referred to as “the Parties.”

1. ORBCOMM Promises. If you sign this Agreement and do not revoke it as provided in Section 9 below, ORBCOMM promises that it will (A) pay you twelve (12) weeks base salary, less any legally required deductions, such as for applicable taxes; and (B) allow a pro rata portion equal to 50% of your unvested 16,574 time-based Restricted Stock Units and 50% of your 16,575 performance-based Restricted Stock Units (such pro rata portion equal to 8,288 time-based Restricted Stock Units and 8,287 performance-based Restricted Stock Units) previously granted for fiscal year 2019 to vest on their original vesting dates as if you remained employed by the Company through the applicable vesting dates subject, in the case of the performance-based Restricted Stock Units, to achievement of the performance targets established for fiscal year 2019 . Payments of your base salary will be made in accordance with the Company’s normal payroll schedule, either by direct deposit to your account on file, if that is how you normally receive payroll checks, or mailed to your current address. Payments will begin after you have returned all Company and client materials, and within 2 weeks after the 7-day rescission period referred to in Section 9 below passes without your having revoked this Agreement. No payments will be made until after the 7-day rescission period has passed without your revoking this Agreement. Please make sure Michele Coniglio has your correct mailing address or direct deposit information so that your check can be sent to the proper location. Regardless of whether you sign this Agreement or not, you will be paid for all the time that you worked.

2. Your Promises. In exchange for the payments described in Paragraph 1 above:

A.

Waiver and Release of Claims. You promise not to bring or make any claim or action of any kind or nature in any forum against the Company regarding any aspect of your time at ORBCOMM, including but not limited to anything associated with your hiring, employment or departure from employment. You are waiving and releasing any and all claims and causes of action of any type you may have against the Company, whether you know about them now or not, from any time in the past up to and including the moment you sign this Agreement, including but not limited to any and all claims that the Company:

1)	Violated public policy, its personnel policies, handbooks or any express or implied contract between you and it.

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2)

Discriminated against you on the basis of race, creed, color, sex, national origin or ancestry, age, disability, religion, pregnancy, genetic information or any other category protected by local, state or federal laws or regulations including but not limited to Title VII of the Civil Rights Act of 1964 as amended, 42 U.S.C. 2000e et seq.; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq. ; the Age Discrimination in Employment Act 29 U.S.C. 621 et seq.; the Family and Medical Leave Act 29 U.S.C. 2601 et seq.; the Employee Retirement Income Security Act 29 U.S.C. 1001 et seq.; the Civil Rights Act of 1866, 42 U.S.C. 1981; the Civil Rights Act of 1991, 42 U.S.C. 1981a; 42 U.S.C. 1983 or 1985; the National Labor Relations Act 29 U.S.C. 151 et seq.; the Americans with Disabilities Act, and/or the New Jersey Law Against Discrimination, the NJ Opportunity to Compete Act, or the NJ SAFE Act.

3)	Violated your rights under federal or New Jersey Occupational Safety and Health laws; the Worker Adjustment and Retraining Notification Act of 1989, 29 USC 2101; or the Sarbanes Oxley Act of 2002;

4)	Violated your rights under the US, FL and/or NJ constitutions;

5)	Retaliated against you in violation of any federal, state or local law;

6)	Defamed you, invaded your privacy, inflicted emotional distress on you or caused you harm under any other principle of common law, tort or equity;

7)	Failed to pay or reimburse monies allegedly owed to you; and/or

8)	Failed to offer or provide any benefits, including but not limited to severance pay.

Your waiver and release includes any and all claims for attorneys’ fees and costs. Excluded from this Agreement are any claims that cannot be waived by law. You are waiving, however, your right to any monetary recovery, if any agency or person pursues any claims on your behalf. This release of claims is a GENERAL RELEASE, and is meant to be interpreted broadly.

B.

You will return all keys, identification and entry cards, equipment, files, data, emails or other communications, schedules, calendars and other information and property belonging to the Company or any of its clients without retaining, making or sending any copies in any form.

C.	Upon receipt of your paycheck after your last day worked, you will have been fully paid for all time worked and have not suffered any on-the-job injury for which you have not already filed a claim.

D.

You have not filed any claim(s) or action(s) against the Company, as of the date you sign this Agreement. You will not sue or file any sort of charge or claim against the Company for anything covered by the General Release in Section 2.A above that is a waivable claim. This means you are promising never to bring any kind of legal action, arbitration, or mediation against the Company based on any of the claims you are giving up. However, you may bring an action against the Company to enforce this Agreement, to challenge its validity under the ADEA, or to file an administrative charge without incurring the penalties of this Section 2D, although you may not be entitled to any monetary recovery from any such actions for you or any attorney who may act in any way on your behalf.

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E.

You will not disclose or use for the benefit of any person or entity other than the Company itself any trade secrets, proprietary or confidential information belonging to the Company or its clients. Nor will you reverse-engineer or attempt to reverse engineer any Company or client product, deliverable, concept, property or project using or in order to obtain any confidential information. “Confidential information” includes, but is not limited to, non-public information in documentary, electronic or oral form concerning the Company’s or any of its client’s: financial condition; pricing; costs or expenses; receivables or payables; programming; business structure, plans, practices, operations or strategies; programming or programming ideas; projects or plans for projects; engineering or programming technical data or specifications; business concepts; research plans or results; information campaigns; litigation or administrative proceedings; information, including but not limited to personal information, regarding clients or prospective clients, employees, agents, directors, officers, shareholders, affiliates, founders or members of the Company. This provision supplements and complements, but does not revoke or undermine any prior confidentiality or non-disclosure agreement you may have signed, which remains in full force and effect.

You understand that if you use or disclose any trade secrets or confidential information, the Company and/or its client(s) will suffer immediate and irreparable harm and that money damages will be inadequate to repair the harm or protect the Company and/or its client(s). Therefore, you agree that if you violate this section of this Agreement, the Company will be entitled to a temporary restraining order or injunctive relief enforcing this provision, in addition to any other available remedies. You consent to the issuance of an appropriate temporary restraining order, preliminary injunction or permanent injunction in such circumstances.

F.

You may announce your departure by email or telling employees and clients personally in your own way and timing, except that Michele Coniglio, Vice President, Human Resources, must first be advised of what you plan to say and approve it. As long as what you say is professional and appropriately dignified for both Parties, approval will not be unreasonably withheld.

G.

If you violate any of the terms of this Agreement, including but not limited to Sections 2D-2F, 6 and/or 7, the Company will be entitled to: a) is reasonable attorney fees, expert witness fees and other litigation costs and expenses associated with defending itself against your suit and/or taking any action necessary to assert or enforce its rights; b)require you to immediately return all but $500 of the payments of twelve weeks pay described in Section 1 already made to you and the Company shall not be obligated to make any further Severance Payments to you ; and c) seek injunctive relief against you

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3. Official Duties End at Close of Business (Date): You will have no official duties from and after the close of business on April 1, 2019 and will not be present on Company premises after that time without authorization.

4. Consideration Supporting This Agreement. You agree that you are not otherwise entitled to the payment and/or benefits provided for in Paragraph 1 of this Agreement.

5. No Admission of Wrong Doing by Either Party. You and the Company are entering into this Agreement to resolve all issues amicably and professionally. This Agreement does not state or imply that either party has any liability to the other or anyone else, or that either party has done anything wrong or caused the other any harm.

6. Confidentiality. You will not discuss or disclose the existence of, negotiations concerning, or contents of this Agreement, or in any way characterize this Agreement or its terms. However, you may discuss or disclose information about this Agreement and negotiations concerning it to an immediate family member (e.g., spouse, parent(s), child(ren) or sibling(s)) or person providing professional guidance while the Agreement is being negotiated, if, and only if, those persons agree not to disclose the existence or terms of the Agreement. You may also disclose information about this Agreement as necessary to enforce an alleged breach of it. If asked whether you received a severance payment or agreement, you will state only that it was a friendly separation.

7. Non-Disparagement. You agree that you will not say, write or do anything to disparage, ridicule or criticize the Company, regardless of whether you believe it to be true, or any or all of the Company’s managers, owners, directors, trustees, employees, work, stock, credit, performance, or clients. Nor will you say, write or do anything that may injure or harm the Company’s relationships with current or prospective employees, partners or joint venturers, clients, investors, lenders, or the public. This prohibition includes, and is not limited to, communicating with any reporter(s), authors, editors, publishers, producers, or other representative(s) of the news, entertainment, publishing or media organizations regarding the Company or any of its owners, directors, affiliated entities, employees or agents. It also includes, but is not limited to, posting comments or any other material on any blog, website, Facebook, Twitter or similar internet entity, whether anonymously, under your own name, or under some other name, that disparages, ridicules, criticizes, or may reasonably be expected to harm the Company. You may at all times respond truthfully when called upon by subpoena, administrative proceeding or court order to testify or provide information in a legal or official proceeding.

8. Consult With an Attorney Before Signing This Agreement. You have been advised and/or hereby are advised to consult with an attorney and consider this Agreement carefully before signing it.

9. Time to Consider and Revoke The Agreement. You may consider this Agreement for up to 21 calendar days after it is delivered to you, although you may sign it in less than 21 days, if you wish to do so. After you sign this Agreement, regardless of when in those 21 days that you do so, you will have 7 days to revoke it. If you want to revoke it, you must deliver a written notice stating that you are revoking this Agreement to Michele Coniglio at her office. The notice must

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be delivered by 5 p.m. of the 7th calendar day after the day you sign the Agreement. If you do not sign this Agreement within 21 days, it and the terms it offers will be automatically revoked. No payment will be made to you until you have provided ORBCOMM with all of the items described in Section 2B and until 7 days pass after you sign this Agreement without revoking it, other than for time already worked. Any discussions between you and the Company regarding this Agreement will not extend or re-start the 21-day consideration time period.

10. Knowing and Voluntary Waiver. You are entering into this Agreement knowingly and voluntarily.

11. Entire Agreement. This Agreement comprises the entire agreement between you and the Company, and cancels all previous negotiations and agreements in connection with the subject matter of this Agreement. For the avoidance of doubt, each of the (1) Confidentiality, Intellectual Property and Non Competition Agreement you signed on August 17, 2018 and (2) the Employee Non-Disclosure Agreement you signed on August 17, 2018, remains in full force and effect. This Agreement cannot be modified or supplemented except in a writing signed by both Parties.

12. Severability and Authority of a Reviewing Court to “Blue Pencil.” If any part of this Agreement is held unenforceable, it shall be severed from the remainder of the Agreement, which shall continue in full force and effect. A reviewing court or authority shall have the authority to rewrite the unenforceable portion to make it as enforceable as possible.

13. Attorney’s Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements, in addition to any other relief to which the prevailing party may be entitled.

14. Execution of Separate Originals, Telecopier or Electronic Copies. The parties may sign separate originals of this Agreement without affecting its validity, and copies transmitted by telecopier or other electronic means shall be valid as long as the content of the terms has not been altered.

15. Paragraph Headings. The paragraph headings in this agreement are for convenience of reference only and do not affect the meaning or interpretation of this agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in state or federal court in New Jersey, regardless of New Jersey’s law on conflicts of laws.

17. Construction of Ambiguities. You and the Company agree that neither party shall be considered the “drafter” of this Agreement. If any term(s) or provision(s) are ever deemed to be ambiguous, it/they shall not be construed against either party because of that party’s role in drafting this Agreement.

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The undersigned state that they have carefully read this Agreement, that they know and understand its terms, and they sign it freely.

/s/ Michael Ford		April 4, 2019
Michael Ford		Date

ORBCOMM Inc.

By:	/s/ Christian G. Le Brun	April 4, 2019
Name:	Christian G. Le Brun	Date
Title:	Executive Vice President, General Counsel and Secretary

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